For Immediate Release

Contact:                 William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage, Inc. Announces New $14.5 Million Financing

WALNUT CREEK, CA. – December 30, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that it has entered into a new six-year term loan with Rabobank, N.A. (the “Lender”) of up to $14,500,000.  It is anticipated that $10,445,000 will be borrowed by ORM at the first closing and up to an additional $4,055,000 will be made available in one or more future advances, provided that no event of default has occurred and that such additional advances do not result in a pro forma Debt Service Coverage ratio (as defined in the Credit Agreement) of less than 1.25:1.00. All outstanding borrowings will bear interest initially at a rate of 3.47% per annum (the “Long Term Adjustable Rate”), provided that on January 5, 2018 the Long Term Adjustable Rate will be reset to the Lender’s then current market rate for three year fixed rate loans from comparable commercial real estate secured transactions, as determined by Lender in its sole discretion.  Prepayments may be made at any time provided that a prepayment fee in the following amount accompanies such prepayment (the “Prepayment Fee”): (i) until January 4th, 2016 the Prepayment Fee is 3.00% of the prepayment amount; (ii) from January 5th, 2016 until January 4th, 2017 the Prepayment Fee is 2.00% of the prepayment amount; (iii) from January 5th, 2017 until January 4th, 2018 the Prepayment Fee is 1.00% of the prepayment amount; (iv) from January 5th, 2018 until January 4th, 2019 the Prepayment Fee is 3.00% of the prepayment amount; (v) from January 5th, 2019 until January 4th, 2020 the Prepayment Fee is 2.00% of the prepayment amount; and (vi) from January 5th, 2020 until January 4th, 2021 the Prepayment Fee is 1.00% of the prepayment amount. Notwithstanding, during the 90 day period immediately prior to January 5, 2018, and the 90 day period immediately prior to January 5, 2021, ORM may prepay the entire unpaid balance of the loan in full, without prepayment fee or penalty.

The loan will be guaranteed by the Company pursuant to a Guaranty agreement (the “Guaranty”), and, in addition, will be secured by a lien on the land, buildings and other improvements at the development located in South Lake Tahoe, California known as the Chateau at Lake Tahoe, (the “Project”) and an assignment of all rents and leases associated with the Project.

“We are very pleased to have closed this financing which gives us additional loan funding capacity,  assisting us to meet market demand,” said William Owens, the Company’s Chairman and Chief Executive Officer.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company structured to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans primarily in the Western U.S. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.’s plans, strategies, and prospects, including the maximum borrowings available under the new term loan, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.